THIS SECURITY AND THE SECURITIES RECEIVABLE UPON THE CONVERSION HEREOF
HAVE NOT BEEN REGISTERED UNDER THE SECURITIES ACT, OR UNDER THE SECURITIES LAWS OF ANY STATE OR OTHER JURISDICTION. THE OFFERING OF THIS SECURITY AND THE SECURITIES RECEIVABLE UPON THE CONVERSION HEREOF HAVE NOT BEEN REVIEWED OR APPROVED BY ANY STATE'S SECURITIES ADMINISTRATOR. THIS SECURITY AND THE SECURITIES RECEIVABLE UPON THE CONVERSION HEREOF MAY NOT BE OFFERED, SOLD OR OTHERWISE TRANSFERRED UNLESS REGISTERED OR QUALIFIED UNDER THE ACT AND APPLICABLE STATE SECURITIES LAWS OR UNLESS THE CORPORATION RECEIVES AN OPINION OF COUNSEL ACCEPTABLE TO COUNSEL FOR THE CORPORATION STATING THAT REGISTRATION, QUALIFICATION OR OTHER SUCH ACTIONS ARE NOT REQUIRED UNDER ANY SUCH LAWS.


                           CONVERTIBLE PROMISSORY NOTE

[$12,500,000]                                                _____________, 2005

[We anticipate four notes - one for each of the three Shareholders and one for Libra in amounts based on their pro rata portion of the aggregate $12,500,000]


         RCG COMPANIES INCORPORATED, a Delaware corporation (the "Corporation"), hereby promises to pay to the order of [Shareholder or Libra] (or a permitted assignee hereunder, the "Lender"), the principal amount of [____________ ($____________)] in accordance with the provisions of this Convertible Promissory Note (this "Note").

         This Note is issued as partial consideration for the [services rendered by Lender in connection with][consummation of the transactions set forth in] that certain Agreement and Plan of Merger by and among the Corporation, the Lender, Onetravel, Inc., a Texas corporation, and the other parties named therein (the "Merger Agreement"). This Note is subject to that certain Security Agreement, of even date herewith, by and among the Corporation and the Lender (the "Security Agreement").

         1. Principal Amount. The amount on the face of this Note shall constitute the principal amount of this Note (the "Principal Amount"). The Principal Amount shall not bear interest.

         2. Payment of Principal Amount. To the extent this Note has not been converted as set forth herein, the Corporation shall pay the Principal Amount of this Note in full on the date that is one hundred eighty (180) days after the date hereof, or on the next succeeding Business Day if such date is not a Business Day (after giving effect to any Extension thereof pursuant to the following sentence, the "Maturity Date"). Notwithstanding the foregoing, the Corporation may extend, upon five (5) days' written notice, the Maturity Date by up to six (6) periods of thirty (30) days each (each, an "Extension"), by payment of the sum of [$125,000 divided by the noteholder's pro rata holding of the Notes] in cash prior to the Maturity Date in effect pursuant to this Section 2 before the effect of any such Extension; provided, however, that in the event that the Corporation pays the Closing Deposit Amount (as defined in the Merger Agreement), the number of Extensions available to the Corporation shall be no more than five (5). This Note may be prepaid by the Corporation, in whole or in part, at any time prior to the Maturity Date.

         3.       Conversion of the Note into Common Stock.

         (a) Optional Payment in Cash or Conversion. Upon written notice delivered not less than thirty (30) days prior to the Maturity Date, the Lender may require in its sole discretion that the Principal Amount of this Note shall be (i) paid by the Corporation at the Maturity Date by wire transfer of immediately available funds to an account designated by the Lender without presentment or notation of payment, or (ii) subject to the provisions of Section 3(f) below, converted into Common Stock pursuant to the terms set forth in Section 3(b) below upon surrender of this Note to the Corporation (a "Conversion"). In the event that such written notice is not delivered in accordance with this Section 3(a), at the Maturity Date, a Conversion of this Note shall automatically occur.

         (b) Computation of the Number of Shares of Common Stock upon Conversion. In the event of a Conversion, as of the Maturity Date, the Lender shall receive a number of fully paid and non-assessable shares of Common Stock, equal to the amount computed by dividing (i) the Principal Amount by (ii) the Conversion Price (the "Conversion Shares"). Notwithstanding the foregoing, the Corporation shall not issue any fractional shares upon any conversion hereunder. If the conversion would result in the issuance of a fraction of a Conversion Share less than 0.5, the Corporation shall round such fraction of a Conversion Share down to the nearest whole Conversion Share. If the conversion would result in the issuance of a fraction of a Conversion Share equal to or greater than 0.5, the Corporation shall round such fraction of a Conversion Share up to the nearest whole Conversion Share.

         (c) Notices. In the event of a Conversion, prior to or upon the Maturity Date, the Corporation shall give written notice to the Lender setting forth the Lender's Principal Amount and the number of Conversion Shares to be received.

         (d) Note Conversion Deliveries. In the event of a Conversion, on the Maturity Date, the following shall occur:

                  (i) the Lender shall surrender its originally executed Note to the Corporation, and such Note shall be deemed canceled;

                  (ii) the Corporation shall deliver to the Lender a certificate or certificates representing the number of shares of Common Stock, issuable by reason of such conversion and computed in accordance with Section 3(b) above, in such name or names and such denomination or denominations as the Lender has specified; and

                  (iii) the Lender will deliver a certificate to the Corporation stating that the representations and warranties of the Lender set forth in Section 11.5 of the Merger Agreement are true and correct as of the Maturity Date.

         (e) Issuance Taxes. The issuance of certificates for Common Stock upon such conversion shall be made without charge to the Lender for any issuance tax in respect thereof or other cost incurred by the Corporation in connection with such conversion and the related issuance of Conversion Shares (but excluding any income or similar taxes attributable to the Lender). Upon such conversion, the Corporation shall take all such actions as are necessary in order to insure that the Conversion Shares issuable with respect to such Conversion shall be validly issued, fully paid and nonassessable. Upon such conversion, the Lender shall be entitled to the same rights and benefits accorded to the other holders of Common Stock.

         (f) Limitation on Number of Shares Issuable Hereunder. The Corporation shall not be obligated to issue any Conversion Shares unless the Corporation obtains approval by the Corporation's stockholders of the Corporation's issuance of all of the Conversion Shares. In the event that upon any Conversion of this Note the Lender shall not be permitted to receive all of the Conversion Shares otherwise issuable to the Lender due to the provisions of this Section 3(f), the Corporation shall pay the remaining Principal Amount of this Note at the Maturity Date in cash by wire transfer of immediately available funds. At the next meeting of the Corporation's stockholders, the Corporation will seek the approval by the stockholders of Lender's ability to convert the Note into all the Conversion Shares and the Corporation's Board of Directors shall recommend such approval.

         4. Negative Covenants. Without the approval of the Lender, the Corporation shall not:

                  (a) create or suffer to exist any lien upon or security interest in any of its assets, other than the liens and security interests in favor of the Lender granted by the Corporation in accordance with the Security Agreement executed of even date herewith, or which are "Permitted Liens" thereunder, and other liens for other Notes of even date herewith, and liens that are junior to the obligations under this Note (collectively, "Permitted Liens");

                  (b) merge, dissolve, liquidate, consolidate with or into another Person, or dispose of (whether in one transaction or in a series of transactions) all or substantially all of its assets (whether now owned or hereafter acquired) to or in favor of any person;

                  (c) sell, transfer, license, lease, or otherwise dispose (including pursuant to any sale and leaseback transaction) of any of its property, except: (i) dispositions of obsolete or worn out property, whether now owned or hereafter acquired, in the ordinary course of business; (ii) dispositions in the ordinary course of business; and (iii) dispositions of equipment or real property to the extent that (A) such property is exchanged for credit against the purchase price of similar replacement property or (B) the proceeds of such disposition are reasonably promptly applied to the purchase price of such replacement property;

                  (d) declare or make, directly or indirectly, any dividend or other distribution (whether in cash, securities, or other property) with respect to any capital stock or other equity interest of the Corporation or any subsidiary thereof, or any payment (whether in cash, securities, or other property) on account of the purchase, redemption, retirement, acquisition, cancellation, or termination of any such capital stock or other equity interest, or on account of any return of capital to the Corporation's stockholders, partners or members (or the equivalent person thereof) (each, a "Restricted Payment"), except that, so long as no Event of Default shall have occurred and be continuing at the time of any action described below or would result therefrom: (i) each subsidiary may make Restricted Payments to the Corporation and any other person that owns an equity interest in such subsidiary, ratably according to their respective holdings of the type of equity interest in respect of which such Restricted Payment is being made; (ii) the Corporation and each subsidiary may declare and make dividend payments or other distributions payable solely in the common stock or other common equity interests of such person; and (iii) the Corporation may purchase, redeem, or otherwise acquire equity interests issued by it or securities convertible into or exercisable for equity interests with the proceeds received from the substantially concurrent issue of new shares of its common stock or other common equity interests or securities convertible into or exercisable for equity interests, and may also redeem the Financing Securities at an initial scheduled redemption date that is at least 20 days after the Maturity Date and all available extensions;

                  (e) engage in any material line of business substantially different from those lines of business conducted by the Corporation on the date hereof or any business substantially related or incidental thereto; or

                  (f) enter into any contract (other than this promissory note, the Security Agreement, and any comparable document contemplated under the Merger Agreement) that limits the ability of any subsidiary of the Corporation to make distributions or dividends to the Corporation or to otherwise transfer property to the Corporation.

         In addition, the Corporation will provide written notice to Lender prior to, incurring any indebtedness, other than the indebtedness hereunder, indebtedness incurred in contemplation of the repayment of the indebtedness hereunder, indebtedness incurred in the ordinary course of the Corporation's business and indebtedness in favor of the other parties to the Merger Agreement;

         5.       Events of Default.

         (a) Events of Default. For purposes of this Note, an Event of Default shall be deemed to have occurred if:

                  (i) The Corporation fails to properly (a) pay the entire Principal Amount of this Note when due at the Maturity Date or (b) convert this Note on the terms and conditions specified herein;

                  (ii) Any Event of Default exists under the Convertible Promissory Notes dated of even date herewith, executed by the Corporation in favor of each of [Amadeus Americas, Inc. f/k/a Amadeus NMC Holding, Inc., a Delaware corporation] [Terra Networks Asociadas, S.L., a company organized and existing under the laws of the Kingdom of Spain] [Avanti Management, Inc., a Pennsylvania corporation] [Libra Securities, L.L.C.];

                  (iii) the Corporation, pursuant to or within the meaning of Title 11, U.S. Code, or any similar Federal or state law for the relief of debtors (collectively, "Bankruptcy Law"), (A) commences a voluntary case,
                           (B) consents to the entry of an order for relief against it in an involuntary case, (C) consents to the appointment of a receiver, trustee, assignee, liquidator or similar official (a "Custodian"), (D) makes a general assignment for the benefit of its creditors or (E) admits in writing that it is generally unable to pay its debts as they become due;

                  (iv) a court of competent jurisdiction enters an order or decree under any Bankruptcy Law that (A) is for relief against the Corporation in an involuntary case, (B) appoints a Custodian of the Corporation or
                           (C) orders the liquidation of the Corporation;

                  (v) the Corporation breaches in any material respect any representation, warranty, covenant or other term or condition of this Note, Section 9.7(c) of the Merger Agreement or the Security Agreement, except, in the case of a breach of a covenant which is curable, only if such breach continues for a period of at least thirty (30) consecutive calendar days after written notice thereof to the Corporation; or

                  (vi) the maturity of greater than $2,000,000 in the aggregate of indebtedness for borrowed money of the Corporation and its subsidiaries is accelerated and becomes due prior to its stated maturity date due to a breach or default by the Corporation and its subsidiaries of any representation, warranty, covenant or agreement contained in the agreements governing such indebtedness.

         (b) Consequences of Events of Default. If an Event of Default has occurred and be continuing, for any reason whatsoever (and whether such occurrence shall be voluntary or involuntary or come about or be effected by operation of law or otherwise), the Principal Amount of this Note shall automatically become immediately due and payable, without presentment, demand, protest or other requirements of any kind, all of which are hereby expressly waived by the Corporation; provided, that, notwithstanding the foregoing, the rights and remedies of the Lender upon an Event of Default are governed by that certain Intercreditor Agreement dated of even date herewith, executed by the Corporation, the Lender, and [Amadeus Americas, Inc. f/k/a Amadeus NMC Holding, Inc., a Delaware corporation] [Terra Networks Asociadas, S.L., a company organized and existing under the laws of the Kingdom of Spain] [Avanti Management, Inc., a Pennsylvania corporation] [Libra Securities, L.L.C.] [and other financing sources pari passu with this Note].

         6. Replacement of Note. Upon receipt of evidence satisfactory to the Corporation of the loss, theft, destruction or mutilation of this Note and, if requested in the case of any such loss, theft or destruction, upon delivery of an indemnity bond or other agreement or security satisfactory to the Corporation or, in the case of any such mutilation, upon surrender and cancellation of this Note, the Corporation will issue a new Note of like tenor and amount, in replacement of such lost, stolen, destroyed or mutilated Note.

         7 Amendment and Waiver. Except as otherwise expressly provided herein, the provisions of this Note may be amended and the Corporation may take any action herein prohibited, or omit to perform any act herein required to be performed by it, only if the Corporation has obtained the written consent of the holder of this Note.

         8. Assignment. This Note may not be transferred or assigned by the Lender without the prior written consent of the Corporation. Any transfer shall be made in accordance with applicable securities laws. In the event of a transfer of this Note in accordance with the terms hereof, the Lender shall be deemed to have assigned its rights under the Security Agreement to such assignee.

         9. Notices. Whenever notice is required to be given under this Note, unless otherwise provided herein, such notice shall be given in accordance with
Section 16.1 of the Merger Agreement.

         10. Remedies, Breaches and Injunctive Relief. The remedies provided in this Note shall be cumulative and in addition to all other remedies available under this Note and the Security Agreement, at law or in equity (including a decree of specific performance and/or other injunctive relief), and nothing herein shall limit the Lender's right to pursue actual damages for any failure by the Corporation to comply with the terms of this Note. The Corporation acknowledges that a breach by it of its obligations hereunder will cause irreparable harm to the Lender and that the remedy at law for any such breach may be inadequate. The Corporation therefore agrees that, in the event of any such breach or threatened breach, the Lender shall be entitled, in addition to all other available remedies, to an injunction restraining any breach, without the necessity of showing economic loss and without any bond or other security being required.

         11. Payment of Collection, Enforcement and Other Costs. If (a) this
Note is placed in the hands of an attorney for collection or enforcement or is collected or enforced through any legal proceeding or the Lender otherwise takes action to collect amounts due under this Note or to enforce the provisions of this Note, or (b) there occurs any bankruptcy, reorganization, receivership of the Corporation or other proceedings affecting the Corporation's creditors' rights and involving a claim under this Note, then the Corporation shall pay the costs incurred by the Lender for such collection, enforcement or action or in connection with such bankruptcy, reorganization, receivership or other proceeding, including but not limited to reasonable attorneys fees and disbursements.

         12. Failure or Indulgence not Waiver. No failure or delay on the part of the Lender in the exercise of any power, right or privilege hereunder shall operate as a waiver thereof, nor shall any single or partial exercise of any such power, right or privilege preclude other or further exercise thereof or of any other right, power or privilege.

         13. Waiver of Notice. To the extent permitted by law, the Corporation hereby waives demand, notice, protest and all other demands and notices in connection with the delivery, acceptance, performance, default or enforcement of this Note.

         14. Security Agreement. The Corporation and the Lender have entered into a Security Agreement dated of even date herewith, which secures the prompt and complete payment, performance and observance when due (whether at stated maturity, by acceleration or otherwise) of all of the "Obligations" defined therein.

         15. Registration Rights. The Corporation and the Lender shall enter into a registration rights agreement of even date herewith regarding the registration of the Common Stock with the United States Securities and Exchange Commission.

         16. Definitions. For the purposes of this Note, the following terms have the meaning set forth below:

         (a) "Business Day" shall mean a day other than Saturday, Sunday or a public holiday on which banks are closed under the laws of the State of New York.

         (b) "Common Stock" shall mean shares of the Corporation's common stock, $0.04 par value per share.

         (c) "Conversion Price" shall initially be $0.6875. In the event that the conversion price of the Series C Convertible Preferred Stock of the Corporation is adjusted to the Reset Amount pursuant to Section 6(f)(ii) of the Series C Certificate of Designations as a consequence of the Reverse Stock Split, then at such time the Conversion Price shall automatically adjust to an amount equal to 125% of the conversion price of the Series C Preferred Stock of the Corporation as adjusted to reflect the Reset Amount; provided, however, that the Lender will be entitled to the benefit of this adjustment to the Conversion Price only if the Lender delivers to the Corporation no later than fourteen (14) days following the date of issuance of this Note an agreement in writing confirming that neither it nor any Person acting on its behalf or pursuant to any understanding with it has or will engage in or close out any transactions in the securities of the Corporation (including Short Sales) from the date hereof through the earlier of (i) the Business Day following the Reset Period, or (ii) 270 days from the date hereof; provided, further, that the Corporation shall notify the Lender in writing within one (1) Business Day should any such adjustment occur. In addition, the Conversion Price and the amount and kind of securities issuable upon conversion of this Note shall be subject to adjustment from time to time in accordance with the provisions of this Section 16(c).

                  (1) Adjustments to Conversion Price.

                           (i) Subdivision or Combination of Common Stock. In
                  case the Corporation shall at any time subdivide (by any stock split, stock dividend or otherwise) its outstanding shares of Common Stock into a greater number of shares, the Conversion Price in effect immediately prior to such subdivision shall be proportionately reduced, and, conversely, in case the outstanding shares of Common Stock shall be combined into a smaller number of shares, the Conversion Price in effect immediately prior to such combination shall be proportionately increased.

                           (ii) Reorganization or Reclassification. If any
                  capital reorganization or reclassification of the capital stock of the Corporation (other than in connection with a merger or reorganization, which is covered by (iii) below) shall be effected in such a way that holders of Common Stock shall be entitled to receive stock, securities, properties or assets (including cash) with respect to or in exchange for Common Stock, then, as a condition of such reorganization or reclassification, lawful and adequate provisions shall be made whereby the Lender shall thereupon have the right to receive upon the conversion of this Note, upon the terms and conditions specified herein and in lieu of the shares of Common Stock immediately theretofore receivable upon the conversion of this Note, such shares of stock, securities, property or assets (including cash) as may be issued or payable with respect to or in exchange for the shares of Common Stock immediately theretofore receivable upon such conversion had such reorganization or reclassification not taken place, and in any such case appropriate provisions shall be made with respect to the rights and interests of the Lender to the end that the provisions hereof (including without limitation provisions for adjustments of the Conversion Price) shall thereafter be applicable, as nearly as may be, in relation to any shares of stock, securities or assets thereafter deliverable upon the exercise of such conversion rights.

                           (iii) Mergers and Consolidations. If the Corporation
                  shall merge or consolidate with or into any other Person, then the Lender shall have the right to receive upon conversion of this Note, upon the terms and conditions specified therein, and in lieu of the shares of Common Stock immediately theretofore receivable upon the conversion of this Note, such shares of stock, securities, property or assets (including cash) as may be issued or payable with respect to or in exchange for the shares of Common Stock immediately theretofore receivable upon such conversion had the Lender converted this Note immediately prior to such merger or consolidation.

                  (2) Notice of Adjustment. Upon any adjustment of the Conversion Price, then and in each such case the Corporation shall give prompt written notice thereof (but in no event in less than ten (10) Business Days), by delivery in person, certified or registered mail, return receipt requested, telecopier or telex, addressed to the Lender at the address of the Lender, as provided to the Corporation, which notice shall state the Conversion Price resulting from such adjustment, setting forth in reasonable detail the method upon which such calculation is based.

                  (3) Due Issuance of Shares Upon Conversion. The Corporation covenants and agrees that all shares of Common Stock or any such other securities which may be issued upon any whole or partial conversion of this Note will, upon issuance, be validly issued, fully paid and non-assessable and free from all taxes, liens and charges with respect to the issue thereof.

                  (4) Stock to be Reserved. The Corporation will at all times reserve and keep available out of its authorized Common Stock, solely for the purpose of issuance upon the conversion of this Note as herein provided, such number of shares of Common Stock as shall then be issuable upon the conversion hereof. The Corporation covenants that, to the extent permitted by law, it will from time to time take all such action as may be required to assure that the par value per share of the Common Stock is at all times equal to or less than the Conversion Price in effect at the time. The Corporation will not take any action that results in any adjustment of the Conversion Price if the total number of shares of Common Stock issued and issuable after such action upon conversion of this Note would, when added to the number of shares of Common Stock then reserved for issuance, exceed the total number of shares of Common Stock then authorized by the Corporation's Certificate of Incorporation.

                  (5) Issue Tax. The issuance of certificates for shares of Common Stock upon conversion of this Note shall be made without charge to the Lender for any United States issuance tax in respect thereof, provided that the Corporation shall not be required to pay any tax which may be payable in respect of any transfer involved in the issuance and delivery of any certificate in a name other than that of the Lender.

                  (6) Closing of Books. The Corporation will at no time close its transfer books against the transfer of any shares of Common Stock issued or issuable upon the conversion of the Note in any manner which interferes with the timely conversion of such Note, except as may otherwise be required to comply with applicable securities laws.

         (d) "Financing Securities" shall mean the Common Stock, convertible notes, convertible preferred stock and/or warrants issued by the Corporation in connection with its financing of the acquisition of Onetravel, Inc. under the Merger Agreement.

         (e) "Person" shall mean any individual, sole proprietorship, partnership, limited liability company, joint venture, trust, unincorporated association, corporation or other entity or any government entity.

         (f) "Reset Amount" shall have the meaning set forth in the Series C Certificate of Designations.

         (g) "Reset Period" shall have the meaning set forth in the Series C Certificate of Designations.

         (h) "Reverse Stock Split" shall have the meaning set forth in the Series C Certificate of Designations.

         (i) "Securities Act" shall mean the Securities Act of 1933, as amended, or any similar federal law then in force.

         (j) "Series C Certificate of Designations" shall mean the Certificate of Designations of the Corporation with respect to the Series C Preferred Stock of the Corporation.

         (k) "Short Sales" include, without limitation, all "short sales" as defined in Rule 200 promulgated under Regulation SHO under the Securities Exchange Act of 1934, as amended, and all types of direct and indirect stock pledges, forward sale contracts, options, puts, calls, swaps, and similar arrangements (including on a total return basis), and sales and other transactions through non-US broker dealers or foreign regulated holders.

         17. Severability. Whenever possible, each provision of this Note shall be interpreted in such manner as to be effective and valid under applicable law, but if any provision of this Note is held to be prohibited by or invalid under applicable law, such provision shall be ineffective only to the extent of such prohibition or invalidity, without invalidating the remainder of this Agreement.

         18. Entire Agreement. This Note, the Merger Agreement and the Security Agreement and the other writings referred to herein or therein contain the entire agreement among the Corporation and the Lender with respect to the transactions contemplated hereby and supersede all prior agreements or understandings, written or oral, between the Corporation and the Lender.

         19. Amendments; Waiver. This Note may be amended, or any provision of this Note may be waived, only in a writing signed by the Corporation and the Lender.

         20. Construction; Headings. This Note shall be deemed to be jointly drafted by the Corporation and the Lender and shall not be construed against any Person as the drafter hereof. The headings of this Note are for convenience of reference and shall not form part of, or affect the interpretation of, this Note.

         21. Governing Law. This Note shall be construed and enforced in accordance with, and all questions concerning the construction, validity, interpretation and performance of this Note shall be governed by, the internal laws of the State of Delaware, without giving effect to any choice of law or conflict of law provision or rule (whether of the State of Delaware or any other jurisdictions) that would cause the application of the laws of any jurisdictions other than the State of Delaware.


                            [signature page follows]

         IN WITNESS WHEREOF, the Corporation has, through its duly authorized officer, executed and delivered this Note as of the date first written above.


                                           RCG COMPANIES INCORPORATED

                                           By: ______________________________
                                           Name: ____________________________
                                           Its: _____________________________